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POWER OF ATTORNEY


The person whose signature appears below hereby appoints Stephen M. Morain as his attorney-in-fact to sign and file on his behalf individually and in the capacity stated below such registration statements (including post-effective amendments, exhibits, applications and other documents) with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of Individual Flexible Premium Deferred Variable Annuity Contracts and Flexible Premium Variable Life Insurance Policies issued by EquiTrust Life Insurance Company.

Signature                         Title                   Date

/s/ Steve L. Baccus               Director                03-01-05
/s/ Jerry L. Chicoine             Director                03-01-05
/s/ Jerry C. Downin               Director                03-01-05
/s/ Craig A. Lang                 Director                02-28-05
/s/ William J. Oddy               Director                02-28-05